Exhibit 99.1

Watson Wyatt Worldwide Reports Third Quarter EPS of $0.96, up 26 Percent from Prior Year

Fiscal Year EPS Guidance Increased

ARLINGTON, Va.--(BUSINESS WIRE)--Watson Wyatt Worldwide, Inc. (NYSE, NASDAQ: WW), a leading international human capital and financial management consulting firm, today announced financial results for the third quarter of fiscal year 2008, which ended March 31, 2008.

Revenues were $457.5 million for the quarter, an increase of 16% (14% constant currency) from the third quarter of fiscal 2007 revenues of $395.6 million. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 6% from the third quarter of fiscal 2007. Net income for the third quarter of fiscal 2008 was $42.5 million, or $0.96 per diluted share, an increase from $33.8 million or $0.76 per diluted share in the prior-year third quarter. When compared to prior-year third quarter, exchange rates had a positive impact of $0.01 per diluted share on net income.

“The Company performed well this quarter, as we continued to benefit from our global, diversified platform,” said John Haley, president and chief executive officer. “We are quite pleased with our ongoing revenue growth and resulting margin improvements.”

Operating Highlights

  Benefits Group revenues (representing 59% of third-quarter revenues) were $268 million for the third quarter of fiscal 2008, an increase of 21% (20% constant currency) from $221 million in the prior-year third quarter. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 6% from prior year. The increase in organic revenues was largely due to increased demand for valuation, plan design and pension administration services.
  Technology and Administration Solutions Group revenues (representing 10% of third-quarter revenues) were $45 million for the third quarter of fiscal 2008, an increase of 14% (14% constant currency) from $39 million in the prior-year third quarter. The increase in reported revenues resulted primarily from an increase in administration services in both North America and Europe. The number of projects in service in North America increased to 121 at March 31, 2008, as compared to 76 at March 31, 2007. We have an additional 56 projects in the implementation phase in North America.
  Human Capital Group revenues (representing 11% of third-quarter revenues) were $49 million for the third quarter of fiscal 2008, an increase of 19% (18% constant currency) from $41 million in the prior-year third quarter. Demand for our services was strong in all geographic regions.
  Insurance & Financial Services Group revenues (representing 7% of third-quarter revenues) were $31 million for the third quarter of fiscal 2008, an increase of 2% (1% constant currency) from $30 million in the prior-year third quarter. The increase was largely due to growth in Asia Pacific.
  Investment Consulting Group revenues (representing 10% of third-quarter revenues) were $43 million for the third quarter of fiscal 2008, an increase of 27% (25% constant currency) from $34 million in the prior-year third quarter. The revenue increase was due to strong demand for all services, particularly advice on investment strategy.

Outlook for Fiscal Year 2008

For fiscal year 2008, the company expects revenues to be in the range of $1.72 billion to $1.73 billion and earnings per diluted share for the year are expected to be in the range of $3.29 to $3.32. This guidance assumes an average exchange rate of 1.95 U.S. dollars to the British pound for the fourth quarter of fiscal year 2008.

For the fourth quarter of fiscal 2008, the company expects revenues to be in the range of $415 million to $425 million and earnings per diluted share for the quarter are expected to be in the range of $0.74 to $0.77.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the third quarter of fiscal 2008. It will be held on Thursday, May 8, 2008, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to www.watsonwyatt.com. The replay of the webcast will be available two hours after the live call for a period of three months. The replay also will be available for one week after the call by dialing 617-801-6888 and using confirmation number 85045287.

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to management. Because such statements are based on expectations and are not statements of fact, actual events and results may differ materially from those projected. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to the company’s ability to integrate the operations of acquired businesses into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs; the successful exit of the multi-employer retirement business; our ability to maintain client relationships and to attract new clients; declines in demand for our services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our continued ability to achieve cost reductions; foreign currency exchange and interest rate fluctuations; exposure to liabilities of acquired businesses that have not been expressly assumed; general economic and business conditions that adversely affect us or our clients; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended June 30, 2007 and filed on August 24, 2007, with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

About Watson Wyatt Worldwide

Watson Wyatt (NYSE, NASDAQ: WW) is the trusted business partner to the world's leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 7,000 associates in 32 countries and is located on the Web at www.watsonwyatt.com.

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007

Revenue	$457,525	$395,598	$1,306,244	$1,098,027

Costs of providing services:
Salaries and employee benefits	254,147	211,807	722,583	598,447
Professional and subcontracted services	20,334	26,494	75,154	72,659
Occupancy, communications and other	54,955	49,375	148,187	136,008
General and administrative expenses	45,390	40,445	131,486	118,005
Depreciation and amortization	18,265	15,123	53,225	41,797
	393,091	343,244	1,130,635	966,916

Income from operations	64,434	52,354	175,609	131,111

Loss from affiliates	(29)	(4,490)	(603)	(5,357)
Interest expense	(1,353)	(304)	(5,580)	(1,336)
Interest income	1,585	889	4,356	3,101
Other non-operating income	179	37	454	141

Income before income taxes	64,816	48,486	174,236	127,660

Provision for income taxes	22,270	14,652	60,465	43,018

Net income	$42,546	$33,834	$113,771	$84,642

Earnings per share:
Net income - Basic	$1.01	$0.80	$2.69	$1.99
Net income - Diluted	$0.96	$0.76	$2.56	$1.90

Weighted average shares of common stock, basic (000)	42,064	42,488	42,230	42,430
Weighted average shares of common stock, diluted (000)	44,333	44,586	44,515	44,562

WATSON WYATT WORLDWIDE, INC.
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Revenue (net of reimbursable expenses)
Benefits Group	$267,940	$220,708	$738,605	$602,772
Technology and Administration Solutions Group	45,008	39,329	135,055	118,034
Human Capital Group	49,058	41,153	145,222	126,269
Insurance & Financial Services Group	30,799	30,288	89,131	83,656
Investment Consulting Group	43,457	34,294	125,763	94,219
Total segment revenue	436,262	365,772	1,233,776	1,024,950
Other, including reimbursable expenses	21,263	29,826	72,468	73,077
Consolidated revenue	$457,525	$395,598	$1,306,244	$1,098,027

Net operating income
Benefits Group	$89,135	$66,696	$210,068	$159,541
Technology and Administration Solutions Group	10,180	8,229	34,990	27,314
Human Capital Group	9,460	5,929	27,585	19,305
Insurance & Financial Services Group	1,411	6,400	2,565	14,730
Investment Consulting Group	15,947	11,680	44,681	28,364
Total segment net operating income	126,133	98,934	319,889	249,254
Discretionary compensation	(50,483)	(39,604)	(144,363)	(105,984)
Other income (expense), net	(10,834)	(10,844)	(1,290)	(15,610)
Income before income taxes	$64,816	$48,486	$174,236	$127,660

	March 31,
	2008	2007
	(Unaudited)
Associates (fiscal year end full-time equivalents)
Benefits Group	3,240	2,710
Technology and Administration Solutions Group	830	755
Human Capital Group	840	800
Insurance & Financial Services Group	425	370
Investment Consulting Group	440	365
Other (including Communication)	810	790
Corporate	605	580
Total	7,190	6,370

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Share Data)
(Unaudited)

	March 31,	June 30,
	2008	2007

Assets
Cash and cash equivalents	$157,816	$248,186
Receivables from clients:

Billed, net of allowances of $10,721 and $6,216	254,842	227,130
Unbilled, at estimated net realizable value	133,440	109,697
	388,282	336,827

Other current assets	83,241	51,749
Total current assets	629,339	636,762

Fixed assets, net	178,123	172,147
Deferred income taxes	61,994	66,751
Goodwill	636,157	382,936
Intangible assets, net	231,877	211,715
Other assets	68,134	59,398

Total Assets	$1,805,624	$1,529,709

Liabilities
Accounts payable and accrued liabilities, including discretionary compensation	$328,202	$303,346
Income taxes payable and deferred	5,796	7,062
Total current liabilities	333,998	310,408

Revolving credit facility	110,500	105,000
Accrued retirement benefits	214,815	198,677
Deferred rent and accrued lease losses	29,307	32,686
Contingency stock payable	110,329	-
Other noncurrent liabilities	103,628	95,419

Total Liabilities	902,577	742,190

Commitments and contingencies

Stockholders' Equity
Preferred Stock - No par value: 1,000,000 shares authorized; none issued and outstanding	-	-
Class A Common Stock - $.01 par value: 99,000,000 shares authorized; 42,763,451 and 42,763,451 issued and 41,864,101 and 42,299,792 outstanding	428	428
Additional paid-in capital	402,049	395,521
Treasury stock, at cost - 899,350 and 463,659 shares	(44,488)	(22,251)
Retained earnings	436,561	336,101
Accumulated other comprehensive income	108,497	77,720
Total Stockholders' Equity	903,047	787,519

Total Liabilities and Stockholders' Equity	$1,805,624	$1,529,709

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)
(Unaudited)

	Nine months ended March 31,
	2008	2007

Cash flows from operating activities:
Net income	$113,771	$84,642
Adjustments to reconcile net income to net cash (used in)/from operating activities:
Provision for doubtful receivables from clients	11,295	17,172
Depreciation	40,943	34,512
Amortization of intangible assets	12,282	7,285
Provision for deferred income taxes	9,453	2,145
Loss from affiliates	603	5,357
Other, net	6,730	454
Changes in operating assets and liabilities, net of business acquisitions
Receivables from clients	(43,785)	(68,865)
Other current assets	(19,818)	(13,362)
Other assets	(3,689)	599
Accounts payable and accrued liabilities	27,242	(9,198)
Income taxes payable and deferred	(478)	(7,743)
Accrued retirement benefits	(8,118)	(3,889)
Deferred rent and accrued lease losses	(3,379)	667
Other noncurrent liabilities	(5,244)	6,045
Cash flows from operating activities:	137,808	55,821

Cash flows used in investing activities:
Business acquisitions and contingent consideration payments	(134,934)	(46,534)
Purchases of fixed assets	(24,698)	(29,244)
Capitalized software costs	(16,903)	(16,010)
Investment in affiliates	(3,316)	-
Increase in restricted cash	(2,265)	-
Contingent proceeds from divestitures	454	141
Cash flows used in investing activities:	(181,662)	(91,647)

Cash flows from/(used in) financing activities:
Borrowings (repayments) under Credit Facility	5,500	(30,000)
Dividends paid	(9,499)	(9,527)
Repurchases of common stock	(53,980)	(33,420)
Tax benefit on exercise of stock options and other	2,192	2,375
Issuances of common stock - exercise of stock options	2,546	2,896
Issuances of common stock - employee stock purchase plan	4,707	4,718
Cash flows used in financing activities:	(48,534)	(62,958)

Effect of exchange rates on cash	2,018	2,615

Decrease in cash and cash equivalents	(90,370)	(96,169)

Cash and cash equivalents at beginning of period	248,186	165,345

Cash and cash equivalents at end of period	$157,816	$69,176

Supplemental disclosures:
Cash paid for interest	$5,580	$1,336
Cash paid for income taxes, net of refunds	$55,191	$45,928

CONTACT:
Watson Wyatt
Carl D. Mautz
Chief Financial Officer
703-258-7556